United States

Securities And Exchange Commission

Washington, DC 20549

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FORM 8-A/A

Amendment No. 1

File No. 001-34446

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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) OR 12(g) of the Securities Exchange Act of 1934

EasyLink Services International Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3645702
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6025 The Corners Parkway, Suite 100
Norcross, Georgia	30092
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series F Junior Participating Preferred Stock Purchase Rights	The NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (File 001-34446) on August 31, 2009 (the “Original Form 8-A”) by EasyLink Services International Corporation, a Delaware corporation (the “Company”), relating to, among other matters, the Stockholder Rights Agreement, by and between the Company and American Stock Transfer and Trust Company, LLC, as rights agent, dated as of August 25, 2009 (the “Stockholder Rights Agreement”). The information contained in this Form 8-A/A supplements and amends the information contained in the Original Form 8-A.

On May 1, 2012, the board of directors of the Company adopted Amendment No. 1 (the “Amendment”) to the Stockholder Rights Agreement. The Amendment generally exempts the execution and delivery of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 1, 2012, by and among the Company, Open Text Corporation, a Canada corporation (“Parent”), and Epic Acquisition Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the related Voting Agreements (the “Voting Agreements”), dated as of May 1, 2012, by and among Parent, Merger Sub and the executive officers and directors of the Company, and the consummation of the transactions contemplated by the Merger Agreement and the Voting Agreement, from the operation of the Stockholder Rights Agreement.

In particular, the Amendment amends the definition of “Acquiring Person” to provide that neither Parent nor any of its subsidiaries, affiliates or associates shall be, or shall be deemed to be, an “Acquiring Person” under the Stockholder Rights Agreement solely by virtue of one or more of (i) the approval, execution or delivery of the Merger Agreement, (ii) the public or other announcement of the Merger Agreement or the transactions contemplated thereby, (iii) the consummation of the Merger, (iv) the consummation of any other transaction contemplated in the Merger Agreement or (v) the execution or delivery of the Voting Agreements (each such event, an “Exempt Event”). The Amendment also amends the definitions of “Share Acquisition Date”, “Section 11(a)(ii) Event”, and “Section 13 Event” in the Stockholder Rights Agreement to exclude the Exempt Events in each case from the scope of such terms. The Amendment further amends Sections 3, 11(a) and 13 of the Stockholder Rights Agreement to make clear that no Exempt Event shall by itself be deemed to have triggered the rights and obligations set forth in such sections of the Stockholder Rights Agreement. In addition, the Amendment amends the Stockholder Rights Agreement to provide for the termination of the Stockholder Rights Agreement and the expiration of the Rights (as defined therein) as of the Effective Time (as defined in the Merger Agreement) of the Merger.

The Amendment further provides that if for any reason the Merger Agreement is terminated in accordance with its terms, then the Amendment shall be of no further force and effect, and the Stockholder Rights Agreement shall remain exactly the same as it existed before the execution of the Amendment.

The Amendment is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 3, 2012 and is incorporated herein by reference. The foregoing summary description of the Amendment is qualified in its entirety by reference to such exhibit.

Item 2. Exhibits.

4.1	Stockholder Rights Agreement, dated as of August 25, 2009, between EasyLink Services International Corporation and American Stock Transfer and Trust Company, LLC, as rights agent, which includes the Form of the Certificate of Designations of the Series F Junior Participating Preferred Stock attached as Exhibit A thereto, the Form of Rights Certificate attached as Exhibit B thereto, and the Summary of Rights to Purchase Preferred Shares attached as Exhibit C thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-34446), dated August 25, 2009, as filed with the Securities and Exchange Commission on August 31, 2009).

4.2	Amendment No. 1 to Stockholder Rights Agreement, dated as of May 1, 2012, between EasyLink Services International Corporation and American Stock Transfer and Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-34446), dated May 1, 2012, as filed with the Securities and Exchange Commission on May 3, 2012).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EasyLink Services International Corporation
(Registrant)

By:	/s/ Glen E. Shipley
Glen E. Shipley
Chief Financial Officer

Dated: May 3, 2012

EXHIBIT INDEX

Exhibit Number	Description

4.1	Stockholder Rights Agreement, dated as of August 25, 2009, between EasyLink Services International Corporation and American Stock Transfer and Trust Company, LLC, as rights agent, which includes the Form of the Certificate of Designations of the Series F Junior Participating Preferred Stock attached as Exhibit A thereto, the Form of Rights Certificate attached as Exhibit B thereto, and the Summary of Rights to Purchase Preferred Shares attached as Exhibit C thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-34446), dated August 25, 2009, as filed with the Securities and Exchange Commission on August 31, 2009).

4.2	Amendment No. 1 to Stockholder Rights Agreement, dated as of May 1, 2012, between EasyLink Services International Corporation and American Stock Transfer and Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-34446), dated May 1, 2012, as filed with the Securities and Exchange Commission on May 3, 2012).